UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2017

Protea Biosciences Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51474	20-2903252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1311 Pineview Drive, Suite 501 Morgantown, West Virginia 26505
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(304) 292-2226

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modifications to Rights of Security Holders.

Protea Biosciences Group, Inc., a Delaware corporation (the “Company” or “PRGB”) announced that six of its creditors, certain of which are officers and directors of the Company or their affiliates, have elected to convert a total of $2,562,718.55 of loan and related debt obligations owed to them by the Company into equity securities.

Each of Ed Roberson, Stan Hostler, Scott Segal, Leo Harris and Summit Resources, an affiliate of Stephen Antoline, all directors of PRGB, and Virginia Child, wife of Stan Hostler, and Carl Hostler, son of Stan Hostler, exchanged $30,000, $450,000, $75,000, $258,000, $1,242,318.55, $250,000 and $257,400, of loans previously made to the Company, for units of our equity securities, consisting of (a) an aggregate of 34,101,096 shares of Company Common Stock, $0.0001 par value per share, valued at $0.075 per share, (b) 18 month Class A warrants to purchase 34,101,096 shares of Common Stock at an exercise price of $0.09 per share, and (c) five year Class B warrants to purchase another 34,101,096 shares at an exercise price of $0.1125 per share.

Each of the units of securities consisted of one share of Common Stock, one Class A Warrant and one Class B Warrant. The units of securities issued to each of the creditors on a pro-rata basis calculated by dividing the amount of the debt owed by $0.075.

The units of securities issued to the creditors are the same as the units of securities the Company has been offering to investors through Laidlaw & Company (UK) Ltd., as placement agent, pursuant to a series of private placements sold commencing October 2016 and ending on March 31, 2017.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
3.1	Form of Debt Conversion Agreement with Creditors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2017	By:	/s/ Stephen Turner
		Name:	Stephen Turner
		Title:	Chief Executive Officer